EXHIBIT 11

                           DATA GENERAL CORPORATION

          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE

                    (In thousands except per share amounts)

                                       Fiscal Year Ended
                    Sept. 24,   Sept. 25,   Sept. 26,   Sept. 28,   Sept. 29,
                      1994        1993        1992        1991        1990
Primary earnings
  per share:
Net income (loss)  $ (87,693)  $ (60,479)  $ (62,512)  $  85,641   $(139,775)

Weighted average
shares outstanding    35,774      34,453      32,788      31,160      30,047

Incremental shares
 from use of
 treasury stock
 method for stock
  options. . . . . .      --         423          --       1,508          --

Common and common
 equivalent shares,
 where applicable. .  35,774      34,876      32,788      32,688      30,047

Net income (loss)
 per share . . . . .  $(2.45)     $(1.73)     $(1.91)      $2.62      $(4.65)

Earnings per
 share assuming
 full dilution:
Net income (loss)  $ (87,693)  $ (60,479)  $ (62,512)   $ 85,641   $(139,775)

Interest on
 convertible
 debentures,
 net of income
 taxes . . . . . . .      --(a)       --(a)       --(a)    2,634          --

Net income (loss)
 for purposes of
 calculating
 earnings per share
 assuming full
 dilution. . . . . $ (87,693)  $ (60,479)  $ (62,512)  $  88,275   $(139,775)

Weighted average
 shares outstanding   35,774      34,453      32,788      31,247      30,047

Incremental shares
 from use of treasury
 stock method for
 stock options. .         --         423          --       3,022          --

Incremental shares
 from assumed
 conversion of
 convertable debentures   --          --          --       1,807          --

Common shares, assuming
 issuance of all dilutive
 contingent shares,
 where applicable     35,774(a)   34,876(a)   32,788(a)   36,076      30,047

Net income (loss)
 per share . . . .    $(2.45)     $(1.73)     $(1.91)      $2.45      $(4.65)



(a) For the years ended September 24, 1994, September 25, 1993 and September 26, 1992, the assumed conversion of convertible debentures, giving effect to the incremental shares and the adjustment to reduce interest expense, results in anti-dilution and has therefore been excluded from the computation.